Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Cognex Corporation, which is incorporated by reference in Cognex Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 24, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 21, 2005